                                                          -----------------
                                                          Page 8 of 8 Pages
                                                          -----------------

                 MORGAN STANLEY, DEAN WITTER, DISCOVER & CO.


                                  EXHIBIT 2



                           SECRETARY'S CERTIFICATE

                  I, Charlene R. Herzer, a duly elected and acting Assistant Secretary of Morgan Stanley, Dean Witter, Discover & Co. a corporation organized and existing under the laws of the State of Delaware
(the "Corporation"), certify that, as approved by a Unanimous Consent of Directors in Lieu of a Meeting dated as of May 31, 1997, the following persons are each authorized to sign reports to be filed under Sections 13 and 16 of the Securities Exchange Act of 1934 on behalf of the Corporation, and such authorizations are in full force and effect as of this date:

                             Stuart J. M. Breslow
                             Robert G. Koppenol
                             Bruce Bromberg
                             Robin Sherak


                  IN WITNESS WHEREOF, I have hereunto set my name and affixed the seal of the Corporation as of the 3rd day of June, 1997:

                                            /S/ Charlene R. Herzer
                                            ------------------------------------
                                            CHARLENE R. HERZER
                                            ASSISTANT SECRETARY

[SEAL]